Exhibit 5.1
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
713.220.4200 Phone
713.220.4285 Fax
andrewskurth.com

June 17, 2008
Rio Vista Energy Partners L.P.
1313 Alton Gloor Blvd., Suite J
Brownsville, Texas 98526
Ladies and Gentlemen:
     We have acted as special counsel for Rio Vista Energy Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s Registration Statement No. 333-149238 on Form S-3 (the “Registration Statement”) being filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by certain selling stockholders from time to time of up to (i) 687,019 units (the “Issued Units”) representing limited partner interests in the Partnership (the “Units”) that have been issued and (ii) 77,658 Units (the “Plan Units” and collectively with the Issued Units, the “Registered Units”) to be issued under the Rio Vista Energy Partners L.P. 2005 Equity Incentive Plan (the “Plan”).
     As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan; (b) the Certificate of Limited Partnership of the Partnership, as amended to date; (c) the First Amended and Restated Limited Partnership Agreement of the Partnership, as amended to date; (d) the Certificate of Formation of Rio Vista GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”); (e) the Amended and Restated Limited Liability Company Agreement of the General Partner, as amended to date; (f) certain resolutions of the Board of Managers of the General Partner; (g) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (h) such statutes, including the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act (collectively, the “Delaware Statutes”), together with regulations, corporate records and documents, certificates of the General Partner’s officers and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us

Rio Vista Energy Partners L.P.
June 17, 2008

as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
     Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that (i) the Plan Units to be issued by the Partnership have been duly authorized and, when issued and delivered in accordance with the Plan and the terms of any agreements governing the issuance of Units thereunder and upon receipt by the Partnership of lawful consideration under Delaware law in accordance with the Plan, will be validly issued, fully paid and non-assessable and (ii) the Issued Units have been duly authorized, validly issued, fully paid and, subject to the Delaware Statutes, non-assessable.
     We express no opinion other than as to the federal laws of the United States of America and the Delaware Statutes (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). For purposes of this opinion, we assume that the Registered Units have been or will be issued in compliance with all applicable state securities or blue sky laws.
     The opinions expressed herein are limited in all respects to the Delaware General Corporation Law and the laws of the United States of America, in each case as in effect on the date hereof and insofar as applicable, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm name under the caption “Experts” therein. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
     Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,
/s/ Andrews Kurth LLP